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Exhibit 2.1

SUPPORT AGREEMENT

        THIS AGREEMENT made the 15th day of February, 2006

B E T W E E N :

      THE TORONTO-DOMINION BANK,

      a chartered bank existing under the laws of Canada,

      (hereinafter called the "Offeror"),

      — and —

      VFC INC.,

      a corporation existing under the laws of Canada,

      (hereinafter called the "Company").

        WHEREAS the Offeror desires to acquire all of the issued and outstanding common shares (the "Shares") of the Company not currently owned by it and is prepared to make, directly or indirectly, an offer to acquire such Shares;

        AND WHEREAS contemporaneously herewith, the Offeror has entered into an agreement (each a "Lock-Up Agreement") with each of the Locked-Up Shareholders (defined below) pursuant to which, among other things, the Offeror has agreed to make, directly or indirectly, an offer to purchase all of the issued and outstanding Shares and such Locked-Up Shareholders have agreed to tender to the Offeror all of the Shares held or hereafter acquired by them, all on the terms and subject to the conditions set forth in the Lock-Up Agreements;

        AND WHEREAS the board of directors of the Company (the "Board of Directors") has determined, after receiving financial and legal advice and following the receipt and review of recommendations from its special committee of directors (the "Special Committee"), that it would be advisable and in the best interests of the Company and the holders of the Shares (other than the Offeror and its affiliates) for the Board of Directors to cooperate with the Offeror, to use its reasonable efforts to support the Offer (as hereinafter defined) and to recommend acceptance of the Offer to holders of Shares ("Shareholders") other than the Offeror and its affiliates in writing, all on the terms and subject to the conditions contained herein;

        NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each party, the parties hereby covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1   Definitions

        In this Agreement (including the Schedules hereto), the following terms shall have the following meanings:

  (a)
  "Acquisition Company" has the meaning set out in Section 2.1(a);

  (b)
  "Acquisition Proposal" has the meaning set out in Section 6.2(a)(i);

  (c)
  "Affiliate" has the meaning set out in Section 2.6;

  (d)
  "Associate" has the meaning set out in Section 2.6;

  (e)
  "Board of Directors" means the board of directors of the Company;

  (f)
  "business day" means a day, other than a Saturday or a Sunday, on which the principal commercial banks located in Toronto, Ontario are open for business during normal banking hours;

  (g)
  "Canadian GAAP" means Canadian generally accepted accounting principles or interpretations thereof;

  (h)
  "CBCA" has the meaning set out in Section 2.6;

  (i)
  "Circular" has the meaning set out in Section 2.1(b);

  (j)
  "Company" means VFC Inc.;

  (k)
  "Commencement Date" has the meaning set out in Section 2.1(c);

  (l)
  "Compulsory Acquisition" has the meaning set out in Section 2.6;

  (m)
  "Confidentiality Agreement" means the confidentiality agreement dated January 25, 2006 between the Company and the Offeror;

  (n)
  "Directors Circular" has the meaning set out in Section 2.1(e)(vi);

  (o)
  "Effective Time" has the meaning set out in Section 5.1;

  (p)
  "Encumbrance" includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

  (q)
  "Expiry Time" has the meaning set out in Section 2.1(c);

  (r)
  "Fully-diluted Basis" means a basis which assumes that the number of Shares outstanding is that number which would be outstanding if all rights to acquire Shares were exercised (including options accelerated as contemplated by Section 2.4), other than those which are not, and cannot in accordance with their terms become, exerciseable prior to the Expiry Time;

  (s)
  "Governmental Authority" means any:

  (i)
  supranational body or organization, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

  (ii)
  entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and

  (iii)
  corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing;

  (t)
  "Initial Stock Option Plan" means the Company's stock option plan dated as of June 2, 1999, as amended or supplemented from time to time;

  (u)
  "Latest Mailing Time" has the meaning set out in Section 2.1(b);

  (v)
  "Laws" means any applicable laws including, without limitation, supranational, national, provincial, state, municipal and local civil, commercial, banking, securities, tax, personal and real property, security, environmental, water, energy, investment, property ownership, land use and zoning, sanitary, occupational health and safety laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, orders, decrees, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments or other requirements of any Governmental Authority;

  (w)
  "Locked-Up Shareholders" means certain members of the Board of Directors, the senior officers of the Company, certain other Shareholders and the holder of all of the Warrants, who together hold approximately 29.4% of the issued and outstanding Shares on a Fully-diluted Basis;

  (x)
  "Material Adverse Effect" when used in connection with a party, means any effect that is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of that party or its subsidiaries taken as a whole, other than any effect:

    (i)
    relating to the Canadian economy, political conditions or securities markets in general; or

    (ii)
    affecting the sub-prime lending industry in general; or

    (iii)
    relating to a change in the market trading price of shares of that party, either:

    (A)
    related to this Agreement and the Offer or the announcement thereof, or

    (B)
    related to such a change in the market trading price primarily resulting from a change, effect, event or occurrence excluded from this definition of Material Adverse Effect;

    provided, however, that such effect does not primarily relate only to (or have the effect of primarily relating only to) that party, taken as a whole, or disproportionately adversely affect that party, taken as a whole, compared to other companies of similar size operating in the industry in which that party operates;

  (y)
  "Material Adverse Change" when used in connection with a party, means any change, effect, event or occurrence with respect to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of that party or its subsidiaries taken as a whole that is, or could reasonably be expected to be, material and adverse to that party, its subsidiaries and its material joint ventures taken as a whole, other than any change, effect, event or occurrence:

  (i)
  relating to the Canadian economy, political conditions or securities markets in general; or

  (ii)
  affecting the sub-prime lending industry in general; or

  (iii)
  relating to a change in the market trading price of shares of that party, either,

  (A)
  related to this Agreement and the Offer or the announcement thereof, or

  (B)
  related to such a change in the market trading price primarily resulting from a change, effect, event or occurrence excluded from the definition of Material Adverse Change;

    provided, however, that such change, effect, event or occurrence does not primarily relate only to (or have the effect of primarily relating only to) that party, taken as a whole, or disproportionately adversely affects that party, taken as a whole, compared to other companies of similar size operating in the industry in which that party operates;

  (z)
  "Minimum Tender Condition" has the meaning set out in Section 2.1(a);

  (aa)
  "Offer" has the meaning set out in Section 2.1(a);

  (bb)
  "Offeror" means The Toronto-Dominion Bank;

  (cc)
  "Options" has the meaning set out in Section 2.1(a);

  (dd)
  "Outside Date" has the meaning set out in Section 7.1(e);

  (ee)
  "party" means a party to this Agreement unless the context otherwise requires;

  (ff)
  "Person" has the meaning set out in Section 2.1(e)(iii);

  (gg)
  "Share Compensation Plan" means the share compensation plan of the Company dated October 3, 2003 as amended on July 21, 2005, as amended or supplemented from time to time;

  (hh)
  "Shareholders" has the meaning set out in the third recital;

  (ii)
  "Shares" mean the common shares of the Company;

  (jj)
  "Special Committee" has the meaning set out in the third recital;

  (kk)
  "Stock Option Plans" means the Initial Stock Option Plan and the Share Compensation Plan;

  (ll)
  "Subsequent Acquisition Transaction" has the meaning set out in Section 2.6;

  (mm)
  "Superior Proposal" has the meaning set out in Section 6.2(a);

  (nn)
  "Tax" and "Taxes" means any and all taxes, charges, fees, levies or other assessments imposed by Laws, including all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all capital taxes, gross receipts taxes, environmental taxes, profits taxes, disability taxes, registration taxes, sales taxes, use taxes, ad valorem taxes, value added taxes, transfer taxes, franchise taxes, license taxes, development taxes, education taxes, business taxes, social services taxes, surtaxes, land transfer taxes, harmonized sales taxes, withholding taxes or other withholding obligations, net worth taxes, recording taxes, capital stock taxes, payroll taxes, employment taxes, excise taxes, stamp taxes, occupation taxes, premium taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, goods and services taxes, service use taxes, customs duties or other governmental charges, estimated or other taxes, assessments, charges, duties or imposts of any kind whatsoever, together with any interest, penalties, additional taxes, additions to tax or other amounts imposed by any taxing authority with respect to the foregoing and any liability for any such amounts imposed with respect to any other person, including under any agreements or arrangements or any liability for taxes of a predecessor or transferor entity.

  (oo)
  "Termination Fee" has the meaning set out in Section 7.2(a);

  (pp)
  "Termination Fee Event" has the meaning set out in Section 7.2(a); and

  (qq)
  "Warrants" has the meaning set out in Section 2.1(a).

1.2   Construction

        In this Agreement, unless otherwise expressly stated or the context otherwise requires:

  (a)
  references to "herein", "hereby", "hereunder", "hereof" and similar expressions are references to this Agreement and not to any particular Section of or Schedule to this Agreement;

  (b)
  references to a "Section" or a "Schedule" are references to a Section or Schedule of this Agreement;

  (c)
  words importing the singular shall include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders;

  (d)
  the use of headings is for convenience of reference only and shall not affect the construction or interpretation hereof;

  (e)
  the words "includes" and "including", when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement; and

  (f)
  references to a "unanimous" decision, determination, recommendation or other matter relating to the Board of Directors in this Agreement shall not include directors who have declared a conflict of interest and not participated in consideration of the Offer.

ARTICLE 2
THE OFFER

2.1   The Offer

        (a)   The Offeror and the Company shall promptly jointly publicly announce the Offeror's intention to make an offer and, subject to the terms and conditions set forth below, the Offeror will either make, or cause a directly or indirectly wholly-owed subsidiary of the Offeror (the "Acquisition Company") to make, either alone, or jointly with the Offeror, an offer (the "Offer") to purchase all outstanding Shares (other than those owned directly or indirectly by the Offeror), including Shares issuable (and that, prior to the Expiry Time (as defined below) are actually issued) upon the exercise of stock options (the "Options") granted pursuant to the Stock Option Plans and share purchase warrants (the "Warrants") at a price per Share of $19.50 in cash, subject to the following and in accordance in all material respects with all applicable securities Laws in Canada (the "Securities Laws"). The $19.50 cash price is based on 16,710,863 Shares outstanding, on a Fully-diluted Basis and that the Company will not declare any dividends or other distributions on the Shares in excess of its regular quarterly dividend of $0.03 per Share. The $19.50 cash price per Share will be adjusted accordingly (i.e., a reduction in the value per Share) if the number of outstanding Shares, on a Fully-diluted Basis, is greater than this amount at the time of closing in any material respect after giving consideration to any exercise price paid to the Corporation in connection with the issuance of such Shares, without the Offeror's prior written approval and the cash price per share will be adjusted downward to reflect the payment of any dividend or distribution in excess of the regular quarterly dividend of $0.03 per Share. Subject to the approval of the board of directors of the Offeror to the issuance of common shares ("Offeror Shares") of the Offeror prior to the Latest Mailing Time (as defined below), at the election of each Shareholder as to all or part of its Shares, a Shareholder may receive $0.05 in cash plus $19.45 (subject to adjustment as set out above, mutatis mutandis) paid in an equivalent value in Offeror Shares, or any combination thereof. The exact share exchange ratio will be based upon the volume weighted average trading prices of the Offeror Shares over the five business days ending one business day before the Expiry Time. In the event a Shareholder that is an eligible Canadian resident receives Offeror Shares, at the request of such Shareholder delivered to the Offeror with its tender of Shares, the Offeror will agree to duly and jointly complete with the Shareholder an election under subsection 85(1) or subsection 85(2) of the Income Tax Act (Canada) and the corresponding provision of any applicable provincial tax legislation in respect of the transfer of the Shareholder's Shares to the Offeror. The term "Offer" shall include any amendments to, or extensions of, the Offer made in accordance with the terms of this Agreement, including, without limitation, subject to subsection 2.1(d), removing or waiving any condition or extending the period during which Shares may be deposited. The Offer shall be subject to the condition that there has been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Shares which, together with any Shares directly or indirectly owned by the Offeror at that time, constitutes at least 66 2/3% of the Shares outstanding at the Expiry Time (calculated on a Fully-diluted Basis) (as such condition may be amended from time to time in accordance with this Agreement, the "Minimum Tender Condition") and shall be subject to the other conditions described in Schedule A hereto.

        (b)   The Offeror shall mail the Offer and accompanying take-over bid circular (collectively, the "Circular") in accordance in all material respects with applicable Securities Laws to all registered Shareholders as soon as reasonably practicable and, in any event, not later than 11:59 p.m. (Toronto time) on the 20th business day following the execution of this Agreement (such time on such date being referred to herein as the "Latest Mailing Time"); provided, however, that if the mailing of the Offer is delayed by reason of: (a) an injunction, order or any other action made or taken by a court or regulatory authority of competent jurisdiction, then, provided that such injunction, order or other action is being actively contested or appealed by the Offeror, the Latest Mailing Time shall be extended to the earlier of (i) 11:59 p.m. on the 30th business day after the Latest Mailing Date and (ii) 11:59 p.m. on the fifth business day following the date on which such injunction, order or other action ceases to be in effect; (b) the Company not having provided to the Offeror any information pertaining to the Company that is necessary for the completion of the Circular by the Offeror, or not having provided the Offeror with such other assistance in the preparation of the Circular as may be reasonably requested by the Offeror in order that the Circular comply in all material respects with applicable Securities Laws, then the Latest Mailing Time shall be extended to 11:59 p.m. on the fifth business day following the date on which the Company supplies such necessary information or other assistance. The Company and its counsel shall be given reasonable opportunity to review and comment upon the Circular prior to mailing, recognizing that whether or not such comments are appropriate will be determined by the Offeror, acting reasonably. The Offeror shall not be required to make the Offer in any jurisdiction where it would be illegal to do so or in any jurisdiction other than Canada which would require the Offeror to file a prospectus, registration statement or other similar document. The Offeror shall file the Circular and any other documents required by the Securities Laws in connection with the Offer with applicable securities regulatory authorities within the times and in the manner required by the Securities Laws.

        (c)   The Offer shall expire not earlier than 8:00 p.m. (Toronto time) on the 35th day and not later than 8:00 p.m. (Toronto time) on the 40th day (the "Initial Expiry Time") after the date that the Offer is first commenced within the meaning of the Securities Act (Ontario) (the "Commencement Date"), subject to the right of the Offeror to extend from time to time the period during which Shares may be deposited under the Offer (such Initial Expiry Time or any extension thereof, the "Expiry Time") if the Minimum Tender Condition or any other condition to the Offer is not satisfied or waived at the Expiry Time in accordance with this Agreement. If the conditions set forth in Schedule A to this Agreement have not been satisfied or waived by the Initial Expiry Time, the Offeror agrees that it will extend the Offer through one or more extensions for such number of days as does not exceed an additional 60 days, unless the Offeror, acting in good faith, believes that it is unlikely that the conditions will be satisfied during such additional 60 day period.

        (d)   The Offeror shall not, without the prior consent of the Company, impose additional conditions to the Offer or otherwise vary the Offer (or any terms or conditions thereof) in a manner which is adverse to the Shareholders (provided that, for certainty, the Offeror may, in its sole discretion, waive any term or condition of the Offer and may, in its sole discretion, increase the total consideration per Share and/or add additional consideration but may not increase or decrease to less than 50.1% the Minimum Tender Condition without the prior consent of the Company). The Offeror agrees that, provided all of the conditions to the Offer set out in Schedule A hereto shall have been satisfied or waived, the Offeror shall take up and pay for all of the Shares tendered under the Offer promptly and in any event no later than the business day immediately following the time at which it becomes entitled to take up such Shares under the Offer pursuant to Securities Laws.

        (e)   The obligation of the Offeror to make, or cause the Acquisition Company to make, the Offer is conditional on the prior satisfaction of the following conditions, all of which conditions are included for the sole benefit of the Offeror and the Acquisition Company and any or all of which may be waived by the Offeror in whole or in part in its sole discretion (other than the condition set out in Section 2.1(e)(vii) below, which may be waived only with the consent of the Company) without prejudice to any other right it may have under this Agreement and which shall be deemed to have been waived by the making of the Offer:

    (i)
    the obligations of the Offeror hereunder shall not have been terminated pursuant to Section 7.1;

    (ii)
    a Lock-up Agreement shall have been duly executed and delivered by each of the Locked-up Shareholders;

    (iii)
    no circumstance, fact, change, event or occurrence caused by an individual, general partnership, limited partnership, corporation, company, limited liability company, unincorporated association, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative (a "Person") other than the Offeror, an Affiliate of the Offeror or any Person acting jointly or in concert with the Offeror, shall have occurred that would render it impossible for one or more of the conditions set out on Schedule A hereto to be satisfied;

    (iv)
    assurances satisfactory to the Offeror, acting reasonably, shall have been received by the Offeror that all waivers, rulings or orders necessary for the making of the Offer or to mail to the Shareholders the Circular have been or will be obtained from all applicable bank regulators, securities commissions or other regulatory authorities;

    (v)
    the Board of Directors shall have unanimously recommended that holders of Shares, other than the Offeror and its Affiliates, accept the Offer and shall not have withdrawn such recommendation or changed, modified or qualified such recommendation in a manner that has substantially the same effect or taken any other action or made any other public statement in connection with the Offer inconsistent with such recommendation;

    (vi)
    the Board of Directors shall have prepared and approved, printed for distribution to Shareholders and delivered to the Offeror for mailing with the Offer a directors' circular (the "Directors Circular") recommending that Shareholders, other than the Offeror and its Affiliates, accept the Offer; and

    (vii)
    no cease trade order, injunction or other prohibition at law shall exist against the Offeror making the Offer or taking up or paying for Shares deposited under the Offer.

        Prior to printing the Directors Circular, the Company shall provide the Offeror with a reasonable opportunity to review and comment on it, recognizing that whether or not such comments are appropriate will be determined by the Company, acting reasonably. The Directors Circular shall include a copy of the written fairness opinion of Sprott Securities Inc. referred to below.

        (f)    If the Offeror increases the value of consideration for the Shares under the Offer, the Offeror shall pay such increased consideration to each Shareholder whose Shares are taken up by the Offeror under the Offer.

2.2   Fairness Opinion and Company Support for the Offer

        (a)   The Company represents and warrants to and in favour of the Offeror and acknowledges that the Offeror is relying upon such representations and warranties in entering into this Agreement, that, as of the date hereof:

    (i)
    Sprott Securities Inc. has delivered an oral opinion to the Special Committee and the Board of Directors to the effect that the consideration to be received under the Offer is fair from a financial point of view to all Shareholders (other than the Offeror and its Affiliates); and

    (ii)
    the Board of Directors, upon consultation with its financial and legal advisors and on receipt of a recommendation of the Special Committee, has unanimously determined that the Offer is fair from a financial point of view to all Shareholders (other than the Offeror and its Affiliates), that the Offer is in the best interests of the Company and its Shareholders generally, and accordingly, has approved the entering into of this Agreement and the making of a recommendation that Shareholders (other than the Offeror and its Affiliates) accept the Offer.

        (b)   The Directors Circular shall reflect the foregoing recommendation and determinations. In addition, the Company shall take all reasonable actions to support the Offer in accordance with this Agreement. Notwithstanding the foregoing, if after the date hereof (i) another bona fide offer or proposal to acquire all or substantially all of the Shares or amalgamate or complete a plan of arrangement or similar transaction with the Company is made, (ii) the Board of Directors shall become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, in the Circular relating to the Offeror or the Acquiring Company, or (iii) the Board of Directors is otherwise required in the exercise of its fiduciary duties to do so, then the Board of Directors shall be entitled not to make a positive recommendation, to make a negative recommendation or to withdraw, modify or change any recommendation regarding the Offer which it has previously made, provided that the Board of Directors, acting in good faith and upon the advice of their legal and financial advisors where appropriate, shall first have determined that the making of a positive recommendation, the failure to make a negative recommendation or the failure to withdraw, modify or change any recommendation would be inconsistent with the fiduciary duties of the Board of Directors and otherwise in accordance with the terms of this Agreement. The Offeror shall provide the Company with any information pertaining to the Offeror that is necessary for completion of the Directors Circular by the Company and shall provide the Company with such other assistance in the preparation of the Directors Circular as may be reasonably requested by the Company.

        (c)   The Company shall provide the Offeror, within two business days of the execution and delivery of this Agreement, with a list of the registered holders of Shares, Options and Warrants and a list of participants in book based nominee registrants such as CDS & Co. as may be made available to the Company upon request, together with their addresses and respective holdings of Shares, Options and Warrants. The Company shall concurrently provide the Offeror with the names, addresses and holdings of all Persons having rights to acquire Shares, Options and Warrants and the details of such rights. The Company shall from time to time furnish the Offeror with such additional information, including updated or additional lists of Shareholders, mailing labels and lists of securities positions and other assistance as the Offeror may reasonably request in order to be able to communicate the Offer to the Shareholders and to such other Persons as are entitled to receive the Offer under Securities Laws.

2.3   Consent Under Confidentiality Agreement

        The Company consents, pursuant to the provisions of Section 15 of the Confidentiality Agreement, to the making of the Offer and the consummation of the transactions contemplated herein (collectively, the "Contemplated Transactions", which include the Offer, any Compulsory Acquisition, any Subsequent Acquisition Transaction or any subsequent amalgamation of the Acquisition Company and the Company). The Company and the Offeror further agree that the provisions of Section 15 of the Confidentiality Agreement cease to apply to the Offeror in their entirety, provided that the provisions of the Confidentiality Agreement shall once again apply to the Offeror if (i) the Offer has expired and the Offeror has not acquired any Shares pursuant to the Offer and (ii) each Acquisition Proposal which has been made prior to the expiry of the Offer has been withdrawn or otherwise terminated.

2.4   Outstanding Stock Options etc.

        A schedule of outstanding Options is attached as Schedule B and a schedule of outstanding Warrants is attached as Schedule C. As of the date hereof, there are 278,666 Warrants outstanding, 249,997 Options outstanding under the Initial Stock Option plan that are fully vested, 1,855 shares that will be issued on March 15, 2006 under the amended and restated share purchase plan of the Company dated June 21, 2005 for subscriptions received in March 2005, and 541,734 Options with stock appreciation rights outstanding under the Share Compensation Plan of which 235,200 are vested or which will be accelerated if not yet vested on or prior to the Expiry Time. The Company will cause all vested Options that have not been exercised on or prior to the Expiry Time and all Options which have not vested (or accelerated as contemplated above) on or prior to the Expiry Time to be cancelled and forfeited by the holders thereof without any compensation to the holders thereof. The Offeror acknowledges and agrees that: (i) it shall agree with the Company to tendering arrangements in respect of the Offer, including the payment of the exercise price for any Options, in order to facilitate the conditional exercise of the Options and tender of the Shares to be issued as a result of such conditional exercise (including providing for the ability of holders of Options to tender their Options or to tender Shares on the basis of guaranteed deliveries), (ii) holders of Options will be permitted to tender Shares issuable thereunder and for such purpose to exercise their Options, conditional upon the Offeror taking up and paying for the Shares under the Offer, which Options shall be deemed to have been exercised concurrently with the take-up of Shares and (iii) all Shares that are to be issued pursuant to any such conditional exercise shall be accepted as validly tendered under the Offer, provided that the holders of such Options indicate that the Shares are tendered pursuant to the Offer and otherwise validly accept the Offer in accordance with their terms with respect to such Shares.

2.5   Directors and Officers

        The Company acknowledges that promptly upon the purchase by the Offeror of such number of Shares under the Offer as represents at least a majority of the then outstanding Shares on a Fully-diluted Basis and from time to time thereafter, the Offeror shall be entitled to designate such number of members of the Board of Directors, and any committees thereof, as is proportionate to the percentage of the outstanding Shares owned by the Offeror and the Company shall not frustrate the Offeror's attempts to do so and covenants to co-operate with the Offeror, subject to all applicable Laws, to enable the Offeror's designees to be elected or appointed to the Board of Directors and to constitute a majority of the Board of Directors, including, without limitation, at the request of the Offeror, by its reasonable best efforts to increase the size of the Board of Directors and/or secure the resignations of such number of directors as is necessary to enable the Offeror's designees to be elected or appointed to the Board of Directors.

2.6   Subsequent Acquisition Transaction

        If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the outstanding Shares as at the Expiry Time, excluding Shares held on the date of the Offer by the Offeror, or an "Affiliate" or an "Associate" (as those terms are defined in the Canada Business Corporations Act (the "CBCA")) of the Offeror, the Offeror or the Acquisition Company presently intends, to the extent possible, to acquire (a "Compulsory Acquisition") the remainder of the Shares from those Shareholders who have not accepted the Offer pursuant to section 206 of the CBCA. If that statutory right of acquisition is not available, whether as a result of holders of less than 90% of outstanding Shares having accepted the Offer or otherwise, the Offeror will use commercially reasonable efforts to pursue other means of acquiring the remaining Shares not tendered to the Offer. The Company agrees that, in the event the Offeror takes up and pays for Shares under the Offer representing at least a simple majority of the outstanding Shares (calculated on a Fully-diluted Basis as at the Expiry Time), it will assist the Offeror in connection with any proposed amalgamation, statutory arrangement, amendment to articles, consolidation, capital reorganization or other transaction involving the Company and the Offeror or an Affiliate of the Offeror that the Offeror may, in its sole discretion, undertake to pursue (a "Subsequent Acquisition Transaction") to acquire the remaining Shares, provided that the consideration per Share offered in connection with the Subsequent Acquisition Transaction is at least equivalent in value to the consideration per Share offered under the Offer.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby makes to the Offeror the representations and warranties set out in Schedule D to this Agreement, and acknowledges that the Offeror is relying upon these representations and warranties in connection with the entering into of this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE OFFEROR

        The Offeror hereby makes to the Company the representations and warranties set out in Schedule E to this Agreement, and acknowledges that the Company is relying upon these representations and warranties in connection with the entering into of this Agreement.

ARTICLE 5
CONDUCT OF BUSINESS

5.1   Conduct of Business by the Company

        The Company covenants and agrees that, prior to the earlier of the time of the appointment or election to the Board of Directors of persons designated by the Offeror who represent a majority of the directors of the Company (the "Effective Time") and the termination of this Agreement, unless the Offeror shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement, the Company will:

        (a)   conduct its business in the usual and ordinary course consistent with past practice and in compliance with Laws in all material respects and use commercially reasonable efforts to preserve intact its present business organization and goodwill, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, distributors, employees and others having business relationships with them;

        (b)   not split, consolidate or reclassify any of its outstanding shares nor undertake any other capital reorganization, nor reduce capital in respect of its outstanding Shares;

        (c)   not amend its articles or by-laws or the terms of any of its outstanding securities, including any outstanding indebtedness and credit facilities except in the ordinary course;

        (d)   not issue any securities (other than the issuance of Shares upon the exercise of currently outstanding Options or Warrants in accordance with their terms and the issuance of 1,855 Shares on March 15, 2006 pursuant to the Company's Share Purchase Plan), or redeem, offer to purchase or purchase any of its outstanding securities;

        (e)   not enter into, adopt, amend, vary, modify, accelerate vesting (other than as contemplated by section 2.4) or take any other action with respect to any bonus, profit sharing, incentive, salary, retention or other compensation, equity based award, pension, retirement, deferred compensation, severance, change in control, employment or other employee benefit plan, agreement, or arrangement for the benefit or welfare of any current or prospective officer, director or employee, or similar rights or other benefits;

        (f)    other than in the ordinary course of business consistent with past practice, not acquire any assets or group of related assets (through one or more related or unrelated acquisitions) having a value in excess of $100,000 in the aggregate for all such transactions during the term of this Agreement;

        (g)   other than in the ordinary course of business consistent with past practice and other than securitization transactions of finance receivables under the Company's current securitization program in an amount not to exceed $100 million, not sell, lease, option, encumber, securitize or otherwise dispose of any assets or group of related assets (through one or more related or unrelated transactions) having a value in excess of $100,000 in the aggregate for all such transactions during the term of this Agreement;

        (h)   other than in the ordinary course of business consistent with past practice, not incur or commit to incur or renew any material indebtedness for borrowed money or any other material liability, or guarantee, endorse or otherwise become responsible for any other material liability, obligation or indemnity or the obligations of any other Person or other business organization, or make any loans or advances;

        (i)    not authorize, agree to issue, issue or award any stock options under any existing plan of the Company or otherwise;

        (j)    not pay, discharge or satisfy any material claims, liabilities or obligations other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in the Company's financial statements or incurred in the ordinary course of business consistent with past practice;

        (k)   not authorize, recommend or propose to, waive, release, grant, transfer, or amend any rights of value or modify or change in any material respect any material licence, lease, contract or other document other than in the ordinary course of business consistent with past practice;

        (l)    use commercially reasonable efforts to cause its current insurance (or re-insurance) policies or any of the coverage thereunder not to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

        (m)  not make any changes to existing accounting policies other than as required by applicable Law or by Canadian GAAP;

        (n)   not engage in any transaction with any related parties other than transactions not otherwise prohibited by Section 5.1(e) with related parties in the ordinary course of business consistent with past practice that involve their employment with the Company;

        (o)   not commit to or enter into any new arrangements, or modify any existing arrangements, between the Company and any Shareholder owning or controlling more than 5% of the outstanding securities of any class of the Company;

        (p)   not acquire or agree to acquire (by merger, amalgamation, acquisition of stock or assets or otherwise) any Person or other business organization or division or make any investment either by purchase of shares or securities, contributions of capital (other than to wholly-owned Subsidiaries), property transfer or purchase of any property or assets of any other Person;

        (q)   (i) duly and timely file all tax returns required to be filed by it on or after the date hereof and all such Tax returns will be true, complete and correct; (ii) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable except for any Taxes contested in good faith pursuant to applicable Laws; (iii) not make or rescind any material express or deemed election relating to Taxes; (iv) not make a request for a tax ruling or enter into a closing agreement with any taxing authorities; (v) not settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes and (iv) not change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the tax year ending December 31, 2004, except as may be required by applicable Laws;

        (r)   duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable corporate Laws or Securities Laws;

        (s)   not adopt a plan of liquidation or resolutions providing for the liquidation or dissolution of the Company or any of its subsidiaries;

        (t)    promptly notify the Offeror orally and in writing of (i) any material adverse change (within the meaning of the Securities Act (Ontario)) in the operation of its businesses or in the operation of its properties, any Material Adverse Change and any material governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated); and (ii) the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would or would be likely to (x) cause any of the representations or warranties of the Company contained herein (including, for greater certainty, contained in Schedule D to this Agreement) to be untrue or inaccurate; or (y) result in the failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied prior to the Effective Time;

        (u)   not enter into any transaction or perform any act which might interfere with or be materially inconsistent with the successful completion of the acquisition of Shares by the Offeror or the Acquisition Company pursuant to the Offer or the successful completion of a Contemplated Transaction within 120 days of the Expiry Time or which would render, or which reasonably may be expected to render, inaccurate any of the Company's representations and warranties contained herein (including, for greater certainty, contained in Schedule D to this Agreement) or interfere with the completion of the Offer, a Compulsory Acquisition or an amalgamation of the Company and the Offeror; and

        (v)   not announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subparagraphs.

ARTICLE 6
OTHER COVENANTS

6.1   Co-Operation and Assistance

        Subject to the terms and conditions of this Agreement, each party hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as is practicable the transactions contemplated by the Offer and this Agreement, including the execution and delivery of such documents as the other party hereto may reasonably require, and using reasonable best efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings, including, but not limited to, filings under applicable Laws and submissions of information requested by any Governmental Authority. Each of the parties hereto, where appropriate, shall reasonably cooperate with the other parties in taking such actions.

6.2   No Solicitations, Opportunity to Match, Etc.

        (a)   When used in this Agreement, the following terms shall have the following meanings:

    (i)
    "Acquisition Proposal" means: (i) the direct or indirect acquisition or disposition of all or a material portion of the Shares or other voting securities of the Company, (ii) any amalgamation or merger in respect of the Company or sale of all or any part of the Company's assets (other than in the ordinary course of business in a manner consistent with past practices), take-over bid, tender offer, plan of arrangement, issuer bid, reorganization, dividend (other than regular dividends payable in the ordinary course of business), recapitalization, liquidation or winding-up of, or other business combination, joint venture, or similar transaction involving the Company, or (iii) any proposal or offer to, or public announcement of an intention to do, any of the foregoing from any Person other than the Offeror or the Acquisition Company;

    (ii)
    "Superior Proposal" means an unsolicited bona fide Acquisition Proposal made by a third party to the Company in writing after the date hereof: (i) to purchase or otherwise acquire, directly or indirectly, by means of a merger, take-over bid, amalgamation, plan of arrangement, business combination, consolidation, recapitalization, liquidation, winding-up or similar transaction, all of the Shares and offering or making available the same consideration in form and amount per Share to be purchased or otherwise acquired; (ii) that is reasonably capable of being completed without undue delay, taking into account all legal, financial, regulatory and other aspects of such proposal and the party making such proposal; (iii) in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to the satisfaction of the Board of Directors, acting in good faith (after receipt of advice from its financial advisors and outside legal counsel), will be obtained, (iv) which is not subject to a due diligence and/or access condition which would allow access to the books, records, personnel or properties of the Company or its representatives beyond 5:00 p.m. (Eastern Standard Time) on the third day after which access is afforded to the third party making the Acquisition Proposal (provided, however, that the foregoing shall not restrict the ability of such third party to continue to review information provided to it by the Company during such three day period); (v) which is offered or made available to all Shareholders; (vi) in respect of which the Board of Directors determines in good faith (after receipt of advice from its financial advisors with respect to (y) below and outside legal counsel with respect to (x) below) that (x) failure to recommend such Acquisition Proposal to Shareholders would be inconsistent with its fiduciary duties and (y) which would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming any risk of non-completion), result in a transaction more favourable to Shareholders from a financial point of view than the Offer (including any adjustment to the terms and conditions of the Offer proposed by the Offeror pursuant to Section 6.2(h) below); and (vii) that, subject to compliance with the requirements of Section 6.2 of this Agreement, the Board of Directors has determined to recommend to Shareholders.

        (b)   On and after the date hereof, except as otherwise provided in this Agreement, the Company shall not, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of the Company: (i) make, solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing non-public information, permitting any visit to any facilities or properties of the Company, or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers regarding an Acquisition Proposal; (ii) engage in any discussions or negotiations regarding, or provide any confidential information with respect to, any Acquisition Proposal provided that for greater certainty, the Company may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Board of Directors has so determined; (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to the Offeror, the approval or recommendation of the Board of Directors or any committee thereof of this Agreement or the Offer; (iv) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal; or (v) accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking related to any Acquisition Proposal. Notwithstanding the foregoing and any other provision of this Agreement, the Board of Directors shall be permitted to take any of the actions described in clauses (ii) through (v) above or provide information pursuant to Section 6.2(d) below to, any Person in response to an Acquisition Proposal by any such Person, if and only to the extent that: (A) it has received an unsolicited bona fide written Acquisition Proposal from such Person and such Acquisition Proposal constitutes a Superior Proposal; (B) in the case of clause (ii) above, the Company shall have complied with all other requirements of Section 6.2(f) below, (C) the Company's Board of Directors, after consultation with outside legal counsel, determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under all applicable Laws; (D) in the case of clause (ii) above, prior to providing any information or data to such Person in connection with such Acquisition Proposal, the Company's Board of Directors receives from such Person an executed confidentiality agreement having substantially the same terms as the Confidentiality Agreement; and provided further that the Company sends a copy of any such confidentiality agreement to the Offeror promptly upon its execution and that the Offeror is immediately provided with a list of, or in the case of information that was not previously made available to the Offeror, copies of, any information provided to such Person; and (E) in the case of clause (ii) above, prior to providing any information or data to any such Person or entering into discussions or negotiations with any such Person who has made an Acquisition Proposal, the Company has complied with Section 6.2(d).

        (c)   The Company will immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any Person (other than the Offeror) by the Company or any of its representatives or agents with respect to any potential Acquisition Proposal. The Company shall not release any third party from any confidentiality agreement or standstill agreement, provided that the foregoing shall not prevent the Board of Directors from considering and accepting any Superior Proposal that might be made by any such third party, provided that the remaining provisions of this Agreement are complied with.

        (d)   From and after the date of this Agreement, the Company shall promptly (and in any event within 24 hours after it has received any proposal, inquiry, offer or request) notify the Offeror, at first orally and then in writing, of any proposal, inquiry, offer (or any amendment thereto) or request relating to or constituting a bona fide Acquisition Proposal, any request for discussions or negotiations, and or any request for non-public information relating to the Company of which the Company's directors, officers, representatives or agents are or became aware, or any amendments to the foregoing. Such notice shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer (including any amendment thereto) or request, and shall include copies of any such proposal, inquiry, offer or request or any amendment to any of the foregoing. The Company shall also provide such other details of the proposal, inquiry, offer or request, or any amendment to the foregoing, as the Offeror may reasonably request. The Company shall keep the Offeror promptly and fully informed of the status, including any change to the materials terms, of any such proposal, inquiry, offer or request, or any amendment to the foregoing, and will respond promptly to all inquiries by the Offeror with respect thereto.

        (e)   The Company shall ensure that its officers, directors, representatives and agents, and its subsidiaries and their officers, directors, representatives and agents, are aware of the provisions of Sections 6.2(a) to 6.2(d) hereof.

        (f)    The Company shall not accept, approve or recommend, nor enter into any agreement relating to, an Acquisition Proposal (other than a confidentiality agreement permitted by Section 6.2(b) unless:

    (i)
    the Acquisition Proposal constitutes a Superior Proposal;

    (ii)
    the Company has complied with Sections 6.2(b) through 6.2(g), inclusive;

    (iii)
    five business days shall have elapsed from the later of the date the Offeror received notice of the Company's proposed determination to accept, approve, recommend or to enter into any agreement relating to such Superior Proposal, and the date the Offeror received a copy of the notice in respect of the Acquisition Proposal and, if the Offeror has proposed to amend the terms of the Offer in accordance with Section 6.2(g), the Board of Directors (after receiving advice from its financial advisors and outside legal counsel) shall have determined in good faith that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Offer by the Offeror;

    (iv)
    the Company concurrently terminates this Agreement pursuant to Section 7.1(h); and

    (v)
    the Company has previously, or concurrently will have, paid to the Offeror the Termination Fee.

        (g)   The Company acknowledges and agrees that, during the five business day period referred to in Section 6.2(f)(iii) or such longer period as the Company may approve for such purpose, the Offeror shall have the opportunity, but not the obligation, to propose to amend the terms of the Offer. The Board of Directors will review any proposal by the Offeror to amend the terms of the Offer in order to determine, in good faith in the exercise of its fiduciary duties, whether the Offeror's proposal to amend the Offer would result in the Acquisition Proposal not being a Superior Proposal compared to the proposed amendment to the terms of the Offer.

        The Board of Directors shall promptly reaffirm its recommendation of the Offer by press release after: (x) any Acquisition Proposal (which is determined not to be a Superior Proposal) is publicly announced or made; or (y) the Board of Directors determines that a proposed amendment to the terms of the Offer would result in the Acquisition Proposal not being a Superior Proposal, and the Offeror has so amended the terms of the Offer. The Offeror and its counsel shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by the Company, acting reasonably.

        Nothing in this Agreement shall prevent the Board of Directors from responding through a directors' circular or otherwise as required by applicable Securities Laws to an Acquisition Proposal that it determines is not a Superior Proposal.

        The Company also acknowledges and agrees that each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for purposes of this Section 6.2.

6.3   Notification of Certain Matters

        Each party shall give prompt notice to the other of: (a) the occurrence or failure to occur of any event, which occurrence or failure would cause or may cause any representation or warranty on its part contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time; and (b) any failure of such party, or any officer, director, employee, representative or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. In addition to the foregoing, the Company shall give prompt notice to the Offeror of: (i) any actual, pending or threatened litigation arising after the date hereof, and (ii) any regulatory investigation or inquiry by any Governmental Authority relating to customers of the Company.

6.4   Investigation

        Upon reasonable notice and subject to the Confidentiality Agreement, the Company agrees to continue to provide the Offeror and its representatives with reasonable access (without disruption to the conduct of the Company's business) during normal business hours to all books, records, information and files in its possession and control and access to its personnel on an as reasonably requested basis as well as reasonable access to the properties of the Company and its subsidiaries in order to allow the Offeror to continue to conduct such investigations as the Offeror may consider necessary or advisable, and further agrees to assist the Offeror in all reasonable ways in any due diligence investigations which the Offeror may wish to conduct. Any investigation by a party hereto and its advisors shall not mitigate, diminish or affect the representations and warranties of the other party contained in this Agreement or any document or certificate given pursuant hereto.

6.5   Shareholder Claims

        The Company shall notify the Offeror of any claim brought by any present, former or purported holder of any securities of the Company in connection with the transactions contemplated by this Agreement prior to the Effective Date and shall consult with the Offeror prior to settling any such claim prior to the Effective Time.

6.6   Required Securities Laws Approvals

        The Offeror will promptly take such action, including obtaining any exemption orders, consents or approvals or filing any such documents, as may be required under applicable Securities Laws to permit the Offeror or the Acquisition Company to make the Offer and perform the Offeror's other obligations hereunder.

6.7   Directors' and Officers' Insurance

        From and after the Effective Date, the Offeror agrees that for the period from the Expiry Time until six years after the Expiry Time, the Offeror will cause the Company or any successor to the Company to maintain the Company's current directors' and officers' insurance policy or a policy reasonably equivalent subject in either case to terms and conditions no less advantageous to the directors and officers of the Company than those contained in the policy in effect on the date hereof ("Equivalent Insurance"), for all present and former directors and officers of the Company, covering claims made prior to or within six years after the Expiry Time arising from facts or events which occurred on or prior to the Expiry Time; provided that such insurance remains available to the Company or such successor on commercially reasonable terms; and provided, further, that the premiums will not exceed in the aggregate 250% of the premiums currently charged to the Company for directors' and officer's liability insurance. Alternatively, the Offeror may purchase as an extension to the Company's current insurance policies, pre-paid non-cancellable run-off directors' and officers' liability insurance providing such coverage for such persons on terms comparable to those contained in the Company's current insurance policies; provided that the premiums will not exceed 250% of the premiums currently charged to the Company for directors' and officer's liability insurance. From and after the Effective Date, the Company (or its successor) shall honour any obligations in effect on the date hereof to indemnify the current and former directors and officers of the Company in respect of matters for which the Company may indemnify such officers and directors under its charter, by-laws, applicable Law and contracts of indemnity.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1   Termination

        This Agreement may be terminated at any time prior to the Effective Time:

        (a)   by mutual written consent of the Offeror and the Company;

        (b)   by the Company, if the Offeror or the Acquisition Company does not mail the Offer by the Latest Mailing Time or the Offer does not substantially conform, or is modified in a manner not to conform, with the description in this Agreement;

        (c)   by the Offeror on or after the Latest Mailing Time, if any condition to making the Offer for the Offeror's benefit is not satisfied or waived by such date other than as a result of the Offeror's default hereunder;

        (d)   by the Offeror if the Minimum Tender Condition or any other condition of the Offer shall not be satisfied or waived at the Expiry Time of the Offer, as such Expiry Time may be extended by the Offeror in its sole discretion pursuant hereto, and the Offeror shall not elect to waive such condition;

        (e)   by the Offeror or the Company, if the Offeror or the Acquisition Company does not take up and pay for the Shares deposited under the Offer by a date that is 180 days following the date of this Agreement (the "Outside Date"), otherwise than as a result of the breach by such party of any material covenant or obligation under this Agreement or as a result of any representation or warranty of such party in this Agreement being untrue or incorrect in any material respect; provided, however, that if the Offeror's take up and payment for Shares deposited under the Offer is delayed by (i) an injunction or order made by a court or regulatory authority of competent jurisdiction, or (ii) the Offeror not having obtained any regulatory waiver, consent or approval which is necessary to permit the Offeror to take up and pay for Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, this Agreement shall not be terminated by the Company pursuant to this Section 7.1(e) until the earlier of the 270th day after the Circular in respect of the Offer is so mailed and the fifth business day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

        (f)    by either the Company or the Offeror, if the other party is in default of any material covenant or obligation under this Agreement or if any representation or warranty of the other party under this Agreement shall have been at the date hereof untrue or incorrect or shall have become untrue or incorrect in any material respect at any time prior to the Expiry Time and such default or inaccuracy is not curable or, if curable, is not cured by the earlier of such date which is 30 days from the date of notice of such breach and the Expiry Time or is cured by breaching Section 5.1;

        (g)   by the Offeror, if: (i) the Board of Directors or any committee thereof fails to recommend or withdraws, modifies, changes or qualifies its approval or recommendation of this Agreement or the Offer in any manner adverse to the Offeror; (ii) the Board of Directors or any committee thereof recommends or approves a Superior Proposal; or (iii) the representation and warranty of the Company set forth in clause (l) of Schedule D shall have been on the date hereof untrue or incorrect or shall have become untrue or incorrect at any time prior to the Expiry Time and such default or inaccuracy is not curable or, if curable, is not cured by the earlier of such date which is 30 days from the date of notice of such breach and the Expiry Time or is cured by breaching Section 5.1; and

        (h)   by the Company, if the Company proposes to accept, approve or recommend, or enter into any agreement relating to, a Superior Proposal in compliance with the provisions of Section 6.2(f), provided that the Company has previously or concurrently will have paid to the Offeror the applicable Termination Fee and further provided that the Company has not breached any of its covenants, agreements or obligations in this Agreement.

7.2   Termination Fee

        (a)   The Offeror shall be entitled to a termination fee of $9.25 million (the "Termination Fee") upon the occurrence of any of the following events (each a "Termination Fee Event") which shall be paid by the Company within the time specified in respect of each such Termination Fee Event:

    (i)
    the Agreement is terminated pursuant to Section 7.1(g) as a result of the Board of Directors failing to recommend, withdrawing, modifying, changing or qualifying its approval or recommendation of this Agreement or the Offer, in a manner adverse to the Offeror, or the Board of Directors having approved or recommended or publicly proposed to approve or recommend any Superior Proposal, in which case the Termination Fee shall be paid to the Offeror by 12:00 p.m. (Toronto time) on the first business day following such action;

    (ii)
    on or after the date hereof and prior to the Expiry Time, an Acquisition Proposal is publicly announced or any person has publicly announced an intention to make such Acquisition Proposal, and such Acquisition Proposal either has been accepted or has not expired, been withdrawn or been publicly abandoned, and the Offer is not completed as a result of the Minimum Tender Condition not having been met;

    (iii)
    this Agreement shall have been terminated in accordance with Section 7.1(h) following the Offeror having elected not to match a Superior Proposal in accordance with the terms of Section 6.2(f)(iii), in which case the Termination Fee shall be paid to the Offeror by 12:00 p.m. (Toronto time) on the first business day following such termination; or

    (iv)
    the Offer is not completed in accordance with the conditions set out in Schedule A as a result of the Company being in material default of any of its covenants or obligations contained in Section 6.2 of this Agreement.

        (b)   The Termination Fee shall be paid by the Company to the Offeror by wire transfer in immediately available funds to an account specified by the Offeror.

7.3   Effect of Termination

        For greater certainty, the parties agree that the compensation or damages to be received pursuant to Section 7.2 of this Agreement is the sole remedy in compensation or damages of the party receiving such payment; provided, however, that nothing contained in this Section 7.3, and no payment of an amount under Section 7.2 of this Agreement, shall relieve or have the effect of relieving any party in any way from liability for damages incurred or suffered by a party as a result of an intentional or wilful breach of this Agreement, including the intentional or wilful making of a misrepresentation in this Agreement (including the Schedules hereto). Nothing herein shall preclude a party from seeking injunctive relief to restrain any breach or threatened breach of the covenants or agreements set forth in this Agreement or otherwise to obtain specific performance of any such covenants or agreements, without the necessity of posting bond or security in connection therewith.

7.4   Amendment

        This Agreement may not be amended except by an instrument signed by each of the parties hereto.

7.5   Waiver

        At any time prior to the termination of this Agreement pursuant to Section 7.1, any party hereto may: (a) extend the time for the performance of any of the obligations or other acts of any other party hereto; or (b) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 8
GENERAL PROVISIONS

8.1   Advisors

        The Company represents and warrants to the Offeror that, with the exception of Sprott Securities Inc., for whose fees and expenses the Company shall be solely liable, no securityholder, director, officer, employee, consultant, broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Offer or any similar transaction based upon arrangements made by or on behalf of the Company.

8.2   Public Statements

        Except as required by applicable Law or applicable stock exchange requirements, neither the Offeror nor the Company shall make any public announcement or statement with respect to the Offer or this Agreement without the approval of the Company or the Offeror, respectively, such approval not to be unreasonably withheld or delayed, except to the extent necessary to comply with Law or applicable stock exchange requirements. Moreover, in any event, each party agrees to give prior notice to the other of any public announcement relating to the Offer or this Agreement and agrees to consult with each other prior to issuing each such public announcement. Each of the Offeror and the Company agrees that, promptly after the entering into of this Agreement, it shall issue a press release announcing the entering into of this Agreement and, in the case of the Offeror, its intention to make the Offer, which press release shall, in each case, be satisfactory in form and substance to the other party acting reasonably.

8.3   Notices

        Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and may be given by delivering same or sending same by facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a business day, if not, the next succeeding business day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a business day, if not the next succeeding business day) unless actually received after 4:00 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next business day.

        The address for service for each of the parties hereto shall be as follows:

(a)	if to the Company:
25 Booth Avenue, Suite 101 Toronto, Ontario M4M 2M3
	Attention: Fax:	Charles Stewart, President 416-463-5459
with a copy to:
James S. A. MacDonald
	Fax:	416-361-0401
With a copy to:
Borden Ladner Gervais LLP Scotia Plaza, 40 King Street West Toronto, Ontario M5H 3Y4
	Attention: Fax:	Francis R. Allen 416-361-7077
	Attention: Fax:	Frank Callaghan 416-361-2784
(b)	if to the Offeror:
The Toronto-Dominion Bank 12th Floor, Toronto Dominion Bank Tower Toronto-Dominion Centre Toronto, Ontario M5K 1A2
	Attention:	Christopher A. Montague Executive Vice President and General Counsel
	Fax:	(416) 982-6166
with a copy to:
McCarthy Tétrault LLP Suite 4700 Toronto Dominion Bank Tower Toronto Ontario M5K 1E6
	Attention: Fax:	Phil Moore 416-868-0673

8.4   Interpretation

        The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections, Articles and Schedules refer to sections, articles and schedules of this Agreement unless otherwise stated. Unless the context otherwise requires, words used herein importing the singular include the plural and vice versa.

8.5   Currency

        Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian dollars.

8.6   Severability

        If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify the agreement to preserve each party's anticipated benefits under this Agreement.

8.7   Entire Agreement, Assignment and Governing Law

        This Agreement and the Confidentiality Agreement (together with all other documents and instruments referred to herein) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

        This Agreement: (a) is not intended to confer upon any other Person any rights or remedies hereunder; (b) shall not be assigned by operation of Law or otherwise, except that the Offeror may assign all or any portion of its rights under this Agreement to any Affiliate of the Offeror, but no such assignment shall relieve the Offeror of its obligations hereunder; and (c) shall be governed in all respects, including validity, interpretation and effect, by the Laws of the Province of Ontario and the federal Laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof which would result in the application of the Laws of any other jurisdiction, and all actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the courts of the Province of Ontario.

8.8   Counterparts

        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce more than one counterpart.

        IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date first above written, by the duly authorized representatives of the parties hereto.

VFC INC.
By:	/s/ J.S.A. MACDONALD Name: J. S. A. MacDonald Title: Chairman of the Special Committee

/s/ CHARLES STEWART Name: Charles Stewart Title: President and Chief Executive Officer

THE TORONTO-DOMINION BANK
By:	/s/ DANIEL A. MARINANGELI Name: Daniel A. Marinangeli Title: Executive Vice President Corporate Development

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